Exhibit 99.2

November 10, 2009

Dear Valued Customer:

Some San Diego media reported recently about 1st Pacific Bank of California’s merger termination. I understand that you may have concerns about this event and how it may impact you.

Last week, the merger between 1st Pacific Bank and First Business Bank was terminated because of the continuing economic and regulatory climate. We see the mutual termination as an opportunity to explore other options. We plan to move forward as an independent company and believe our customers; shareholders and community want to see us succeed and are supportive of this effort. As is the norm, we are in continual communication with our regulators to keep them informed of our plans.

If you are worried about how these recent events may impact your deposits, I want to remind you that your deposits with 1st Pacific Bank are insured to the limits established by the FDIC. Further, non-interest bearing deposits, which many of our business customers have, are 100 percent insured by the FDIC. We would be happy to tell you how this insurance works, or work with you to maximize your FDIC insurance coverage.

We believe that we have the liquidity and capital needs to persevere through this challenging period. Liquidity represents the supply of funds on hand to meet the needs of our depositors and our day-to-day operations. We have strong liquidity and good access to more of it if we need it.

Capital ratios describe the strength of the bank’s balance sheet — its ability to meet potential losses while still protecting depositors.  Many banks’ capital ratios have diminished as a result of shrinking real estate values. 1st Pacific Bank is rated adequately capitalized by our regulators.

Please know that are working hard to provide the best products and services for your needs, and to manage the bank through this extraordinary period of difficulty in the banking environment.

Sincerely,

Ronald J. Carlson

Chairman of the Board

President and CEO

Member FDIC

1st Pacific Bank of California

9333 Genesee Avenue, Suite 300, San Diego, California  92121  (858) 875-2000